Exhibit 5.1
[Dufford & Brown, P.C. Letterhead]
December 14, 2006
U.S. Gold Corporation
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215-1545
     Re:  Registration Statements on Form S-4 Covering Registration of Common Stock
Gentlemen and Ladies:
We have acted as counsel to U.S. Gold Corporation, a Colorado corporation (the “Company”), in connection with the registration by the Company of 57,156,748 shares of common stock (“Shares”) proposed to be issued in exchange for the common shares of certain companies with properties located on the Cortez Trend in Nevada, as more fully described in the Registration Statements on Form S-4 previously filed with the Securities and Exchange Commission (File No. 333-138233, 333-138271, 333-138272 and 333-138633).
In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate.
The attorneys of our firm are admitted to the Bar in the State of Colorado only. Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.
Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:
     1.      The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.
     2.      All of the Shares have been legally and validly authorized under the Articles of Incorporation of the Company, and when issued in accordance with the resolutions of the Board of Directors authorizing such issuance, the Shares will represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company.
We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5.1 thereto.
Sincerely,
/s/ Dufford & Brown, P.C.
DUFFORD & BROWN, P.C.